Page 1	Exhibit 99.2

Clarus to Acquire Black Diamond Equipment and
Gregory Mountain Products

— Two Pioneering Outdoor Lifestyle Brands to Access Public Markets, Establish
Platform for Organic and Acquisition-Driven Growth —

— Acquisitions Will Mark Successful Completion of
Clarus Asset Redeployment Strategy —

Stamford, CT (May 10, 2010) — Clarus Corporation (OTC: CLRS.PK) (“Clarus”) announced today that it has signed definitive merger agreements to acquire, in two separate transactions, Black Diamond Equipment, Ltd. (“Black Diamond”), a leading designer and manufacturer of equipment for rock climbers, ice climbers, alpinists, and freeride skiers, and Gregory Mountain Products, Inc. (“Gregory”), a premier designer and manufacturer of technical backpacking and related mountaineering products and accessories.  The aggregate purchase consideration, prior to adjustments, for both acquisitions is approximately $135 million and the transactions have been unanimously approved by the Board of Directors of Clarus.

The combination of Clarus, Black Diamond, and Gregory (together, the “Company”) intends to serve as a public company platform within the outdoor equipment and lifestyle markets with opportunities for growth both organically and through targeted, strategic acquisitions.

Under the terms of the agreements, Clarus will pay $90 million in cash for Black Diamond, subject to adjustments, and $45 million for Gregory, subject to adjustments, approximately 50% of which will be paid with Clarus common stock valued at $6.00 per share and approximately 50% of which will be paid with a seven-year 5% subordinated note.  In addition, certain shareholders of Black Diamond will use a portion of their cash consideration to purchase shares in Clarus at $6.00 per share.

Gregory is being sold by entities owned and controlled by Mr. Warren B. Kanders, our Executive Chairman, and Mr. Robert R. Schiller.

Mr. Kanders will continue as Executive Chairman of the Company.  Mr. Schiller, Vice Chairman of Gregory and former President, Chief Operating Officer and a Director of Armor Holdings, Inc., will be appointed Executive Vice Chairman and a Director of the Company.  Mr. Peter Metcalf, the Co-Founder, President and Chief Executive Officer of Black Diamond, will be appointed President and Chief Executive Officer and a Director of the Company.  Mr. Robert Peay, Chief Financial Officer of Black Diamond, will continue to serve in that role with the Company following the closing of the transactions.

The Company expects to further expand the Board of Directors to include Mr. Philip Duff and Mr. Michael Henning.  Mr. Duff was an original investor in and currently serves as a Director of Black Diamond.  From 1994 to 1997, Mr. Duff served as the Chief Financial Officer of Morgan Stanley.  Mr. Henning served in various capacities with Ernst & Young from 1961 to 2000, including Deputy Chairman from 1999 to 2000 and Vice Chairman of Tax Services from 1991 to 1993.  The Company anticipates that Mr. Henning will chair the Board’s Audit Committee.

It is expected that the Company’s Board of Directors and officers will together own approximately 35% of the approximately 21.6 million shares of Clarus common stock outstanding at the closing of the transactions.  Clarus anticipates closing the transactions, which are subject to customary closing conditions, in the second quarter of this calendar year. Clarus expects to seek stockholder approval at its next annual stockholders meeting to adopt “Black Diamond Equipment” as the Company’s new name.  Following the closing, the Company will be headquartered in Salt Lake City, Utah, the current home of Black Diamond.

About The Company

Black Diamond Equipment’s mission is to create products that match the idealism, style, and action of the life-defining activities of climbing, skiing, and alpinism.  The company has more than 375 employees worldwide, with ISO 9001 manufacturing facilities in Salt Lake City and southeast China, a distribution center in Germany and a sales and marketing office located outside Basel, Switzerland.  Black Diamond is well-known in the outdoor industry as an innovation leader, having successfully extended the Black Diamond brand to adjacent products categories through organic new product development.  Black Diamond holds over 60 patents in a broad range of products including carabiners, protection devices, belay and rappel equipment, helmets, ropes, ice-climbing gear, backcountry gear, gloves, tents, trekking poles, skis, ski bindings and ski boots.

Gregory Mountain Products, headquartered in Sacramento, California, serves the backpacking, mountaineering, hiking, climbing, travel and lifestyle markets. In North America and Europe, Gregory is a technical brand distributed through leading outdoor specialty retail chains, including REI and EMS, and other specialty outdoor retailers.  In Japan and other Asian markets, in addition to being a leading provider of technical backpacking products, the brand also serves a premium lifestyle market, specializing in high-end daypacks, briefcases and satchels.  The company also supplies two Gregory-only retail stores in Tokyo, Japan and Seoul, Korea.

For the year ended December 31, 2009, on an unaudited basis, Black Diamond and Gregory together produced combined revenues of approximately $113 million.  In connection with the closing of the transactions, the Company expects that it will more likely than not be able to realize a significant portion of its approximately $88.9 million deferred tax asset and therefore will release the related portion of its valuation allowance.  As of March 31, 2010, Clarus’ net operating loss carryforwards were approximately $231 million.

The Company believes that the integration and combination of Black Diamond and Gregory will produce incremental profit primarily from revenue synergies created through leveraging each business’ distribution network to grow various product categories and brands in geographies and end markets in which they currently are not sold, as well as from cost savings.  Approximately 50% of the Company’s sales are expected to be in North America, approximately 30% in Europe, and approximately 20% in Asia, Africa, the Middle East and South America.

“After a thorough process of sourcing and reviewing potential redeployment opportunities, I am excited to announce the signing of definitive agreements to acquire both Black Diamond and Gregory” said Warren B. Kanders, Executive Chairman of Clarus.  “We believe these brands create a unique platform to build a large, global, diversified company in the outdoor equipment and lifestyle markets both organically and through targeted acquisitions.”

“For nearly 30 years, Peter has grown Black Diamond and its predecessor from a business with under $1 million in annual revenue to one with approximately $86 million in calendar year 2009, a compound annual revenue growth rate of over 16%, which is nothing short of outstanding,” Mr. Kanders continued.  “Importantly, both Black Diamond and Gregory grew their businesses even during the recent economic downturn.”

Peter Metcalf said, “We view today as a milestone towards fulfilling our dream of building a unique company in our industry.  Black Diamond and Gregory have complementary product lines and distribution and the cultural fit between the organizations is excellent.  We are excited to be working with Gregory and its Founder, Wayne Gregory.  We now expect to have the opportunity for growth on a much larger scale than has been previously available to us as a private company and we believe that our financial and operational discipline will make us an excellent public company.  We look forward to demonstrating a superior ability to create value for our customers, vendors, partners, and stockholders.”

In order to finance the cash portion of the transactions, Clarus will use the cash resources from its balance sheet and proceeds from an expected senior credit facility with Zions Bancorp, the incumbent lender of Black Diamond.

Commenting on the structure of the transactions, Mr. Kanders said, “We believe that there will be significant opportunities to deploy capital over time in our targeted markets.  We have structured the transactions to maintain a strong balance sheet with ample liquidity to grow the business organically as well as through selected acquisitions.”

Clarus received financial advisory services regarding the transactions from the investment bank Rothschild Inc., and Rothschild rendered an opinion regarding the Black Diamond acquisition.  Ladenburg Thalmann & Co. Inc. acted as financial advisor to a special committee of Clarus’ Board of Directors in connection with the Gregory transaction and rendered a fairness opinion to the special committee.  The special committee was represented by an independent legal counsel, Richards, Layton & Finger.

Investor/Analyst Conference Call

Clarus will broadcast a listen-only conference call today at 8:30 a.m. EDT discussing the transactions.  To access the conference call, please dial toll-free (877) 407-0789 or (201) 689-8562 (international).  A transcript of the conference call will be available in a Form 8-K filing on the SEC’s web site at http://www.sec.gov or through http://claruscorp.com.

To listen to a telephonic replay of the conference call, dial toll-free (877) 660-6853 or (201) 612-7415 (international) and enter account number 3055 and conference ID number 350569.  The replay will be available beginning at 11:30 a.m. EDT on Monday, May 10, 2010 and will last through 11:59 PM EDT on Monday, May 24, 2010.

About Clarus

Clarus, since December 2002, has engaged in a strategy of seeking to enhance stockholder value by pursuing opportunities to redeploy its cash, cash equivalents and marketable securities through an acquisition of, or merger with, an operating business or businesses that would serve as a platform company.  Clarus was formerly a provider of e-commerce business solutions until the sale of substantially all its operating assets.  For more information about Clarus, visit www.claruscorp.com.

About Black Diamond Equipment

Black Diamond designs, manufactures, and sells lifestyle and technical products that are targeted towards climbers, mountaineers and skiers, as well as the outdoor enthusiast.  Black Diamond is a worldwide leader in innovative design with the highest quality standards.  Over the years, Black Diamond has grown from very humble beginnings into a global company by staying true to their values, spirit, and love for the outdoors.  Dedication, desire, and diligence has been the hallmark of Black Diamond’s growth and today the company has operations in North America, Europe, and Asia and customers on every continent of the globe.  Black Diamond products are sold principally through specialty and online retailers.   For more about Black Diamond, visit www.blackdiamondequipment.com.

About Gregory Mountain Products

Gregory, which celebrated its 30th anniversary in 2007, designs, manufactures, and sells high-quality expedition, backpacking and day packs, serving the backpacking, mountaineering, hiking, climbing, travel and lifestyle markets.  Gregory is world-renowned for setting durability, comfort and performance standards in backpacks.  In recent years, Gregory won awards for its pack designs from such diverse media outlets as Outside Magazine, Backpacker Magazine, National Geographic Adventure, Popular Science, Men’s Journal, Consumers Digest and Alpinist Magazine. Responsible for many industry firsts in backpacking fit and design, the Gregory research and design team, including company Founder, Wayne Gregory, remains a leader in innovative backpack technology and performance.  For more information about Gregory, visit www.gregorypacks.com.

CONTACT:  Clarus Corp.
Warren B. Kanders
Executive Chairman
203-428-2000
wbkanders@claruscorp.com

CONTACT:  ICR, Inc.
Investors:
James Palczynski
Principal and Director
203-682-8229
jp@icrinc.com

Media:
James McCusker
Vice President
203-682-8245
James.McCusker@icrinc.com

Bo Park
Managing Director
917-596-4353
bo.park@icrinc.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Clarus may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and assumptions which are difficult to predict. Clarus cautions you that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of Clarus’ proposed acquisitions of Black Diamond and Gregory, including future financial and operating results that may be realized from the acquisitions; (ii) statements of plans, objectives and expectations of Clarus or its management or Board of Directors, including the expected timing of completion of the mergers; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements and other statements that are not historical facts.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) the risk that a condition to closing of the mergers may not be satisfied and the transactions will not be consummated; (ii) the risk that Clarus could be required to pay material termination fees if the mergers are not consummated; (iii)  the risk that the businesses will not be integrated successfully; (iv) the risk that the expected financial or operating results may not be fully realized as expected; (v) material differences in the actual financial results of the mergers compared with expectations, including the impact of the mergers on Clarus’ future earnings per share; (vi) disruption from the mergers; (vii) economic conditions and the impact they may have on Black Diamond and Gregory and their respective customers or demand for products; (viii) our ability to implement our acquisition growth strategy or obtain financing  to support such strategy; (ix) the loss of any member of our senior management or certain other key executives; and (x) our ability to utilize our net operating loss carry forward.  Additional factors that could cause Clarus’ results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of Clarus’ filings with the Securities and Exchange Commission, including its latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.claruscorp.com or the Securities and Exchange Commission’s web site at www.sec.gov.  All forward-looking statements included in this press release are based upon information available to Clarus as of the date of this press release, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.